Exhibit 99.1

August 10, 2026

Liberty Media Corporation Proposes Private Offering of Convertible Senior Notes

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK) announced today that it intends to offer $600 million aggregate principal amount of convertible senior notes (the “Notes”) in a private offering. Liberty Media also expects to grant the initial purchasers of the Notes an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $90 million principal amount of Notes.

The Notes will be convertible into cash, shares of Liberty Media’s Series C common stock (“FWONK”) or a combination thereof, at Liberty Media’s election. The Notes will be senior, unsecured obligations of Liberty Media, and interest will be payable semi-annually in arrears. The interest rate, initial conversion rate and other terms of the Notes will be determined at the time of pricing of the offering.

Liberty Media expects to use the net proceeds of the offering to enter into capped call transactions related to its 2.25% Convertible Senior Notes due 2027 (the “2027 Notes”) and for working capital and general corporate purposes, including the repayment of the 2027 Notes.

The Notes (and any shares of FWONK issuable on conversion of the Notes) will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities nor shall there be any sale of any of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Liberty Media Corporation

Liberty Media Corporation (Nasdaq: FWONA, FWONK) operates and owns interests in media, sports and entertainment businesses. The portfolio of assets includes Liberty Media’s subsidiaries Formula 1, MotoGP and other minority investments.

Liberty Media Corporation

Hooper Stevens, +1 720-875-5406